UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2019

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

226 Airport Parkway, Suite 595
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PXLW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On September 12, 2019, Steven Moore indicated his intent to resign as the Chief Financial Officer of Pixelworks, Inc., (the “Company”) effective as of upon the commencement of employment of the new Chief Financial Officer of the Company, estimated to be September 16, 2019.
(c) and (e)
Appointment of Elias Nader as Chief Financial Officer
On September 12, 2019, Elias Nader was appointed to serve as the Chief Financial Officer of Pixelworks, effective as of September 16, 2019, contingent upon the execution by Mr. Nader of the necessary employment documentation.
Mr. Nader, 55, has served as the Interim President and Chief Executive Officer of Sigma Designs, Inc. (“Sigma”) since January 26, 2018 and as Sigma’s Chief Financial Officer since April 2014.  Mr. Nader will continue to serve as an independent contractor to Sigma in connection with its remaining dissolution process.  Prior to that, Mr. Nader also served as Sigma’s interim Chief Financial Officer and as Sigma’s Corporate Controller. Prior to joining Sigma, Mr. Nader served as a chief financial officer consultant with various companies in Europe and the Middle East from October 2011 to September 2012. From June 2010 to September 2011, Mr. Nader served as group chief financial officer with Imperial Jet, a VIP business aircraft company based in Europe and the Middle East. From June 2005 to June 2010, Mr. Nader served as corporate controller at Dionex Corporation, a chromatography company based in Sunnyvale, California. Mr. Nader currently serves on the board of directors of LMP Automotive Holdings Inc., a private company. Mr. Nader is a graduate of San Jose State University.
Pursuant to the terms of the Offer Letter between Mr. Nader and the Company, as the Company’s Chief Financial Officer, Mr. Nader will receive a base salary, initially set at an annualized amount of $290,000, and will be eligible to participate in the Company’s cash bonus program with an annual target bonus equal to 50% of his annual base salary. In addition, effective as of the commencement date of his employment, Mr. Nader will be awarded 250,000 restricted stock units (RSUs) which shall vest at a rate of 25% per year over four years on August 14, 2020; August 13, 2021; August 15, 2022; and August 15, 2023. The foregoing summary of the Offer Letter with Mr. Nader does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, which is filed as Exhibit 10.1 and is incorporated herein by reference
Mr. Nader will also be subject to the terms of a Change of Control and Severance Agreement with the Company, (the “Severance Agreement”). The Severance Agreement provides that in the event an involuntary termination occurs within six months prior to, or within twelve (12) months following, a change of control (as such term is defined in the Severance Agreement), Mr. Nader will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve (12) months of his base salary and the then-current year's target bonus as in effect as of the date of such involuntary termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of all outstanding equity awards granted to him by the Company prior to the change of control; and (iii) the same level of Company-paid health coverage and benefits in effect on the day preceding the termination of Mr. Nader until the earlier of when he (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve (12) months from the date of termination. In the event of an involuntary termination that occurs within six months prior to a change of control, any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and Mr. Nader will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable)
In the event of an involuntary termination apart from a change of control, Mr. Nader would receive the same cash severance and health benefits as if the termination occurred within six months prior to, or within twelve (12) months following, a change of control, as described above, but will only receive accelerated vesting in his outstanding equity awards if his termination of employment occurs at least one year after his commencement of employment. If his termination is at least one (1) year and less than two (2) years after his commencement of employment by the Company, Mr. Nader will receive six months accelerated vesting and if his termination of employment is at least two years following his commencement of employment by the Company, Mr. Nader will receive twelve (12) months accelerated vesting. For purposes of this accelerated vesting, awards with annual vesting periods which straddle the acceleration period are treated as vesting in equal monthly amounts instead of annually. In the event of termination apart from a Change of Control, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntary termination.

In the event the severance benefits under the Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Nader retaining a greater benefit on an after-tax basis. A copy of the Severance Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Mr. Nader will also enter into the Company’s standard form of Indemnity Agreement for directors and executive officers. Pursuant to the terms of the Indemnity Agreement, the Company will indemnify Mr. Nader to the fullest extent permitted under Oregon law against liabilities that may arise by reason of his service to Pixelworks, and advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. A copy of the Indemnity Agreement is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed on March 14, 2018 and is incorporated herein by reference.
There are no family relationships between Mr. Nader and any director, executive officer or person nominated by the Company to become a director or executive officer, and there are no transactions between Mr. Nader or any of his immediate family members, on the one hand, and the Company or any of its subsidiaries, on the other, that would be required to be reported under Item 404(a) of Regulation S-K.
Transition Agreement and Consulting Agreement with Steven Moore
On September 12, 2019, the Company entered into a Transition Agreement and a Consulting Agreement with Steven Moore. Pursuant to the terms of the Transition Agreement, Mr. Moore will terminate as an employee on October 4, 2019 and provide consulting services through March 6, 2020, under the Consulting Agreement. In return for a release from Mr. Moore, the Company has agreed to pay Mr. Moore a severance amount equal to $167,635 (less applicable tax withholdings), pay an annual bonus for 2019 of $143,688, and provide COBRA continued health care coverage at the premium level in effect prior to his termination for Mr. Moore and his dependents for the eighteen month period following his termination of employment. Pursuant to the terms of the Consulting Agreement, Mr. Moore will provide consulting services to the Company through March 6, 2020, pursuant to which he will advise on projects assigned to him by the Company (not to exceed 35 hours per week, on average per month), and will be paid $119,740 for the term of the Consulting Agreement for such services. Mr. Moore will continue to vest on his outstanding equity awards during the consulting period (or in the event of his termination without Cause (as defined in his existing Amended and Restated Change of Control and Severance Agreement (the “Severance Agreement”) or due to death or disability), and in the event of a Change of Control (as defined in the Severance Agreement) within six (6) months following the end of his consulting period, Mr. Moore will receive 100% accelerated vesting of his currently outstanding equity awards.
The foregoing description of the Termination Agreement and the Consulting Agreement with Mr. Moore is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibit 10.3 and Exhibit 10.4 to this Current Report on Form 8-K and are incorporated by reference herein.
Item 7.01 Regulation FD Disclosure.
On September 16, 2019, the Company issued a press release announcing Mr. Moore’s resignation and Mr. Nader’s appointment as Chief Financial Officer. A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference herein. The information in this Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific referencing in such filing.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 16, 2019.
10.1	Offer Letter with Elias Nader.
10.2	Change of Control and Severance Agreement with Elias Nader.
10.3	Transition Agreement with Steven Moore dated September 12, 2019.
10.4	Consulting Agreement with Steven Moore dated September 12, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	September 16, 2019	/s/ Todd A. DeBonis
Todd A. DeBonis President and Chief Executive Officer (Principal Executive Officer)